Exhibit 10.1

QUINSTREET, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

AMENDMENT NO. 1

Adopted by the Board of Directors: JULY 29, 2026
Approved by the STOCKHOLDERS: October 29, 2026

THIS AMENDMENT NO. 1 (this “Amendment”) is dated as of July 29, 2026 and amends that certain 2021 Employee Stock Purchase Plan (the “ESPP”) of QuinStreet, Inc. (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the ESPP.

RECITALS

WHEREAS, pursuant to Section 14(a) of the ESPP, the maximum number of shares of Common Stock available for issuance under the ESPP shall not exceed the maximum aggregate number of 2,164,999 shares of Common Stock;

WHEREAS, the Company desires to increase the number of shares of Common Stock available for issuance under the ESPP by 2,164,999 shares of Common Stock; and

WHEREAS, pursuant to Section 21(a) of the ESPP, the Administrator may amend the ESPP at any time, subject to certain limitations specified therein, including no such amendment shall be made without stockholder approval if such approval is required by Applicable Law.

NOW, THEREFORE, the following amendment is hereby made to the ESPP subject to, and effective as of the date of, the approval of the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders:

1.      Section 14(a) would be amended as follows:

“Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 4,329,998 shares of Common Stock.”

2.       This Amendment shall only serve to amend and modify the ESPP to the extent specifically provided herein. All terms, conditions, provisions and references of and to the ESPP which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein or contained.